Exhibit 99.1

Venaxis, Inc. Closes Public Offering of Common Shares

CASTLE ROCK, Colo., April 8, 2014: Venaxis, Inc. (NASDAQ:APPY), an in vitro diagnostic company focused on obtaining FDA clearance for and commercializing its CE Marked APPY1™ Test, a rapid, multiple biomarker-based index assay for identifying patients that are at low risk for appendicitis, today announced the closing of its previously announced underwritten public offering of 8,335,000 shares of its common stock at a price to the public of $2.40 per share. In addition, Venaxis has granted the underwriters a 30-day option to purchase up to an additional 1,250,250 shares of common stock solely to cover over-allotments, if any.

Canaccord Genuity acted as sole book-running manager for the offering and Craig-Hallum Capital Group acted as lead manager.

The net proceeds from the sale of the shares of common stock, after deducting the underwriting discount and the other offering expenses, total approximately $18.4 million. Venaxis intends to use the net proceeds from the offering together with the Company’s existing cash resources, for working capital and other general corporate purposes, including overhead expenses while the Company seeks FDA clearance for APPY1, for initial commercialization activities of APPY1 in the U.S., for sales and marketing activities in the E.U. and to advance product development activities to attempt to expand and improve performance of the test.

The offering was made pursuant to a shelf registration statement (File No. 333-191853) (including a prospectus) previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). A copy of the final prospectus supplement and the accompanying prospectus describing the terms of the offering was filed with the SEC on April 3, 2014. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone at (617) 371-3900. Electronic copies of the prospectus supplement and the accompanying prospectus are also available free of charge on the website of the SEC at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company’s rapid, protein biomarker-based assay for appendicitis. This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management. The APPY1 Test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging. While FDA clearance is being sought, a limited commercial launch for the APPY1 Test is ongoing in select European countries. For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1 Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-K for the year ended December 31, 2013, filed with the SEC on March 28, 2014.

Venaxis and APPY1 are trademarks of Venaxis, Inc.

For Investors and Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, PhD, jdrumm@tiberend.com; (212) 375-2664
Claire Sojda, csojda@tiberend.com; (212) 375-2686